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                      CONTRACT FOR SALE OF STOCK IN A COMPANY


BETWEEN THE UNDERSIGNED:

The partners listed in Annex A, represented by Mr. Samuel Triolet, pursuant to powers granted in Annex A (hereinafter, collectively, as "the sellers"),

on the one hand,

AND

CompleTel, a simplified stock company, with capital of FRF 342,392,800, with head office in Washington Plaza, 44, rue de Washington, 75408 Paris Cedex 08, appearing on the Paris Commercial Register (RCS) as No. B 418 399 699,

Represented by Mr. Jerome de Vitry, Chairman (hereinafter "the buyer") specifically authorized to execute this agreement by a decision of the Board of Directors of CompleTel LLC,

On the other hand.

WITH THIS PRIOR UNDERSTANDING:

Namely, that the sellers hold 125 shares in the company, each with a face value of FRF 1,000, representing 100% of Acces et Solutions Internet (ASI, hereinafter "the company"), a limited company with capital of FRF 125,000, with head office at 43 boulevard du 11 novembre 1918, Espace le double mixte, 69622 Villeurbanne Cedex, appearing on the Lyons Commercial Register (RCS) as No. B 402 063 297 ("the company").

The buyer has expressed his interest in immediately acquiring 100% of the sellers' shares (hereinafter, "the shares") making up the company's authorized capital.

THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1. SALE

1.1  SALE

The sellers hereby sell the shares to the buyer, and the buyer hereby acquires the shares.

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The conveyance of the shares is effective on the date of this contract, upon completion by the sellers of all the formalities necessary for transferring full and entire ownership of the shares to the buyer.

1.2  DOCUMENTS PROVIDED

     A. On the date of the present contract, the sellers provided the buyer with the following documents:

          a. The minutes of the General Partners' Meeting that certified the buyer as a new partner respecting the provisions of the Law of July 24, 1966;
          b. A certified updated copy of the Bylaws containing all provisions in force on the date of the present contract;
          c. The letters by which Messrs. Samuel Triolet, Michel Cerdini and Philippe Duby voluntarily terminate their paid functions at ASI;
          d. The original record containing the minutes of partners' meetings of the company;
          e. All other books and records maintained by the company in accordance with applicable law and regulations;
          f.   The receivership contract referred to in Article 4.3

     B. On the date of the present contract, the buyer provided the sellers with the following:

          a. The price of the sale paid in liquid funds by check: one check in the amount of FRF 4,000,000 made out to the order of SCP Jean-Marie Dalmais, Christophe Escoffier, Frederic Heuze, associated court bailiffs, and 10 checks made out to the order of each of the sellers, the whole totaling the sum of FRF 8,000,000.
          b. A service contract signed on the date of the present contract between Messrs. Samuel Triolet, Philippe Duby and Michel Cerdini and CompleTel SAS.

ARTICLE 2. PRICE. METHOD OF PAYMENT

The price of the shares (hereinafter, "the price") is set by the contracting parties at twelve million French francs (FRF 12,000,000).

The price is to be paid in liquid funds to the sellers on the date of the present contract.

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The sum of FRF 4,000,000 shall be deposited in a receiver account opened on the books of Lyonnaise de Banque CIC, in accordance with the provisions of
Article 4.3 of the present contract.

The sum of FRF 8,000,000 shall be paid out in the form of 10 checks made out to each of the sellers.

The sellers acknowledge receipt of the entire price and hereby provide valid and sound receipt thereof.

It is specified that the present receipt is provided by Mr. Alain Giroux, Director of private clients at CIC Lyonnaise de Banque, duly authorized.

                                        RECEIPT WHEREOF IS HEREBY ACKNOWLEDGED

                                                         /s/

ARTICLE 3. DECLARATIONS AND GUARANTEES

The sellers hereby declare and guarantee to the buyer that on the date of this contract, the following declarations are exact and authentic:

3.1 LEGAL STATUS AND EXISTENCE OF THE COMPANY. COMPANY SHARES

     (a) The company was established according to normal legal procedures and exists as a valid concern.
     (b) The updated copy of the company Bylaws provided to the buyer on this contract date is a true and authentic.
     (c) The company's administrative and executive bodies are currently functioning in normal and usual manner, and in accordance with pertinent law and regulations, and have so functioned in the past.
     (d) The shares in question represent 100% of the company capital and 100% of their voting rights; they are the property of the sellers, who are duly authorized to sell the same without any restrictions whatsoever.
     (e) The sellers certify that the shares in question are free of any liens, pledges and any other interests whatsoever, and have not been the subject of any promises to or originating with any third parties; furthermore, generally speaking, the shares are in no sense under the control, either direct or indirect, of any third party.
     (f) The sellers declare that company business assets were pledged as collateral to Lyonnaise de Banque in the amount of FRF 230,000 in connection with a loan granted by that bank to the company on June 30, 1998. The amount of the loan was FRF 200,000 and a copy of the transaction is provided in Annex L. The

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          buyer declares that he intends to pay off this loan within 30 days after the signing of the present contract.

3.2 FINANCIAL STATEMENTS, INVENTORY, ACCOUNTS RECEIVABLE

The company's balance sheet and profit and loss statement, including annexes, as of December 31, 1998 (hereinafter collectively, as "the financial statements") are attached in Annex B. These financial statements give an accurate and reliable picture of the company's results and financial situation as of December 31, 1998.

The financial statements were drawn up in accordance with generally accepted French accounting principles, applied faithfully by the company.

As of December 31, 1998, the company had no liability, either known or probable, not reflected on its balance sheet and annexes, including specifically--but not exclusively--tax assessments, customs duty owed, Social Security contributions due and/or appertaining penalties now overdue or chargeable to periods prior to December 31, 1998.

The company has established statutory reserves in accordance with applicable accounting rules that have been applied faithfully by the company. These reserves provide adequate coverage for the period ended December 31, 1998. In particular, full reserves covering paid vacation time accumulated but not yet paid out have been constituted in the financial statements.

As of December 31, 1998, the company has granted no loan to any physical person or entity, and in particular to the sellers, and this neither directly nor indirectly.

All company inventories have characteristics of quality and quantity such that they may be used and traded in the normal course of company business.

Outstanding receivables recorded in the company's financial statements under the rubric "accounts receivable" are valid entries and are recoverable on the payment deadlines indicated, in the amounts recorded on the company's books of account as of the date of this contract, minus appropriate set-asides for bad debts, all of which have been accounted for as of the date of this contract (see details in Annex C).

3.3 NO SIGNIFICANT CHANGES

With the exception of the declarations made in Annex O, the company has been carefully managed since December 31, 1998, under normal conditions and in line with management principles used prior to that date.

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Since December 31, 1998, no decision has been made or implemented that goes beyond the normal train of business, and no significant negative change has occurred in the company's financial situation, operating profit, or in general, company business.

The present sale of shares will not result in the termination, voiding or significant modification of any company contract whatsoever, notably intuitu personae.

3.4 TAXES AND DUTY, SOCIAL SECURITY

The company has filed all tax returns, made all Social Security contributions and paid all duty owed to the pertinent governmental authorities, in timely fashion and using the appropriate forms.

The company has paid all taxes, duties and Social Security contributions owed, or has established appropriate reserves to cover such amounts owed, in accordance with prudential rules and customary practice.

To the best of the sellers' knowledge, no late payment charge or penalty is outstanding, and no procedure for recovering any payment from the company will be forthcoming.

Annex D contains the sellers report to the buyer of any requests for information or correspondence between the tax authorities and the company, together with the responses made by the company to this correspondence.

3.5 ASSETS

With the exception of the contents of Annex E, the company owns and enjoys full title to all the assets required for carrying on its business activity, notably its fixed assets appearing in the financial statements; exceptions are goods sold in the normal and ordinary course of business activity.

3.6 OFF BALANCE SHEET ITEMS

Without prejudice to the contents of the financial statements and Annex F, the company has no off balance sheet liabilities; specifically--but not exclusively--the company has granted no guarantee, pledge, indemnity or surety whatsoever on behalf of any third party.

3.7 DISPUTES

Subject to the content of Annex G, the company is not currently the subject of any legal or administrative procedure, either as plaintiff or defendant; nor is it the subject of any arbitration proceeding; nor has the company been the subject of a criminal

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proceeding. Furthermore, to the best knowledge of the sellers, and after duly diligent research in this regard, no proceeding of the sorts aforementioned is envisaged by the company, or with regard to it on the part of any third party.

3.8 INTELLECTUAL PROPERTY

Annex H contains an exhaustive list and description of all company trademarks and all trademarks used by the company in its business activity under licensing agreements.

The company has renewed all trademarks listed in Annex H in timely fashion.

The company enjoys complete and unrestricted ownership of the trademarks listed in Annex H, as well as the Internet access codes listed in Annex H. Furthermore, the company enjoys usage rights without royalties to all the software used in the course of conducting its business.

The company has granted no rights to any third party respecting either any trademark or any Internet access code listed in Annex H and owned by the company.

As of the date of the present contract, the company has engaged in no infringement or violation of intellectual property rights (including source code) belonging to any third party and not in the public domain.

3.9 INSOLVENCY

     a) No legal administrator has been named to manage the totality or a portion of the assets or stock in trade of the company.
     b) No request or declaration has been made in view of seeking legal redress or court-ordered liquidation of the company.
     c) The company has not ceased paying its creditors and is not insolvent or unable to pay its debts.
     d) There is no outstanding, unexecuted legal judgment pending against the company as regards its solvency, nor any legal action awaiting appeal.

3.10 EMPLOYEES, COMPANY AGENTS

     a) No sum of money is due to any current or past company employee or company agent for employment contract matters or matters affecting an agent's agreement, other than rights to accumulated compensation not yet able to be collected, or payment of professional fees.
     b) No employment contract or agreement reached with company agents is currently in force which would grant unusual employee benefits such as profitsharing, longevity premiums or severance pay beyond such benefits provided for in applicable collective labor agreements, nor does any such contract or

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          agreement specify the awarding of unusual employee benefits to some beneficiary.
     c) Annex I contains a list of labor contracts binding the company to physical persons. This list is exhaustive as of the date of the present contract, and there is no outstanding promise of employment made by the company to any individual.

3.11 BUILDINGS, LEASES

Annex I contains an accurate and complete list of leases held by the company, including leases for which the company holds a simple option. The list includes the name of the lessor, the terms of the lease, the annual amount of rent and other sums due. The company enjoys legal possession of the offices where it conducts its business, and all company leases are valid. Signing of the present contract will entail termination of none of these leases.

3.12 INSURANCE

Annex K contains a list of the insurance policies that the company owns. Regarding these policies:

      I.  All premiums have been paid to date.
     II. All policies are in force, and none is subject to termination as a consequence the sale of the shares to the buyer.

3.13 CONTRACTS AND COMMITMENTS

With the exception of the contracts listed in Annex L, the company is party to no contract or commitment, either written or oral, that may not be terminated by the company with at least 30 days notice, and this without any termination penalty, compensation, penalties or damages whatsoever redounding to the company as the consequence of terminating such contracts or commitments. To date, the company has initiated no termination of contract or agreement that could have unfavorable consequences for the company.

3.14 BANK ACCOUNTS

The company's bank accounts are listed in Annex M. It has free access to the amounts listed as credits in those accounts. Signatory powers for these accounts are limited to those listed in Annex M.

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3.15 SUBSIDIARIES AND PARTNERSHIPS

The company has no stake in the capital of any French or foreign company, nor is it party to any joint venture in any form whatsoever. As exception to this declaration, it is explicitly mentioned that the company and the sellers are associated with the following companies: ABCOM sarl, appearing on the Commercial Register of Chalon sur Saone as No. B 417 647 104; Net Champagne sarl, appearing on the Commercial Register of Troyes as No. B 420 695 652; and SR2I sarl, appearing on the Commercial Register of Bourg as No. B 419 132
964. Annex N specifies the equity stake of the company in each of these three companies.

3.16 YEAR 2000 COMPLIANCE

The sellers declare that they have conducted a study of company equipment bearing on Y2K compliance.

This study included:

     o Office equipment and software used in business management and accounting;
     o    Company office equipment;
     o    Production equipment, both routers and servers.

The test made consisted in exposing all this equipment to the currently best known major sources of failure as regards the Y2K transition (motherboard, operating system, software error).

The test uncovered no failures based on this standard Y2K transition measurement.

3.17 DISCLOSURE

None of the declarations made heretofore in this contract or in any of the Annexes fails to mention a fact whose disclosure would be of importance to a normally diligent buyer, nor would any disclosure render all or a portion of the declarations made in the present contract misleading.

To the best understanding of the sellers, there is no fact able now or in the future to have a prejudicial effect on the company's business, financial situation or operating profit, which has not already been indicated in the present contract and its annexes.

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ARTICLE 4. IMPLEMENTATION

4.1 COMPENSATION

A. In accordance with procedures to be defined hereinafter, the sellers agree to compensate the buyer or the company--at the latter's discretion--for any harm resulting from inaccuracy of the declarations made in accordance with
Article 3, above, or notwithstanding any information revealed in any annex, for any increase in liability or decrease in assets of the company compared to the situation described in the financial statements, which might arise or be caused by an event, fact or transaction prior to the date of the present contract.

B. The amount of potential compensation owed by the sellers shall be determined with reference to the following conditions:

     a) Tax adjustments of any sort resulting in a mere assessment delay (or in a simple transfer of tax advantage from one year to another) are excluded from the terms of the present contract, insofar as such adjustments would not result in a specific charge in terms of principal, interest and late penalty.
     b) Any increase in assets (other than revaluation of assets) or reduction in liability of the company that might emerge afterwards, compared with the results of the financial statements, shall be considered an exempt amount to be deducted from the overall sum of compensation that might be due to the buyer under the terms of the present guarantee.

In any event, the aforementioned positive change may only be considered with respect to the framework of compensation, and in no event may be deemed to entail any payment whatsoever by the buyer to the sellers.

C. The sellers' obligation to provide compensation shall take effect only when the cumulative sums due, calculated according to the conditions specified above, shall exceed FRF 100,000, and in that event, beginning with the first whole franc. As regards the present paragraph, only damages resulting from individual complaints and exceeding FRF 10,000 will be considered. The maximum amount of compensation payable by the sellers in the context of the present mechanism is set at the sum of FRF 6,000,000. The time frame for this compensation begins on the date of the present contract and ends on June 30, 2000 at the end of the day. For the period beginning July 1, 2000 and ending on June 30, 2001 at the end of the day, the maximum amount shall be reduced to FRF 4,000,000. After June 30, 2001, a ceiling of [FRF 1,000,000] shall continue to apply, but solely for tax, corporate or customs liabilities as provided for in Article 4.2.

D. The buyer must inform the sellers and the receiver indicated in Article
4.3 as soon as he has knowledge of the existence of any event or complaint likely to bring the

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present guarantee mechanism into play. This information must be in writing, in the form of a certified letter with return receipt sent to the sellers' representative or to any other person designated by the sellers for that purpose, thereby ensuring the ability of the sellers to defend their own interests. In addition, the buyer must forward to the sellers' representative all correspondence and all documentation related to these events or complaints. For this purpose, the sellers designate Mr. Samuel Triolet and Mr. Michel Cerdini as their representatives respecting the receipt of all communications related to the implementation of this guarantee.

The sellers have a 15-day grace period in which to notify the buyer of their reasoned response, failing which the buyer or the company may follow up as they deem appropriate the events, facts, complaints or legal proceedings that come to their notice, and the sellers shall be presumed to have agreed to guarantee all the harmful consequences and bear fully the financial costs that result from such action. This financial charge shall specifically include all costs, penalties and interest charges bearing on the maximum amount of compensation as defined in Paragraph 4.1 C, above, calculated as of the date of the complaint made by the buyer. As for attorneys' fees, these shall be included up to a reasonable limit in said financial charge. The buyer agrees to give the sellers notice of his choice of legal counsel as quickly as possible.

The sellers may choose to undertake direct settlement of the legal action by assuming responsibility for the totality of expenses and risks related to that action and based on the maximum amount of compensation as defined in Paragraph 4.1 C above, calculated as of the date of the complaint made by the buyer. As a condition of adopting this alternative procedure, which would relieve the buyer and the company of any subsequent concern in the matter, notice of its adoption must be sent from the sellers to the buyer within 15 days, and the sellers must keep the buyer abreast of the progress of the procedure.

Moreover, it is agreed that any transaction agreement bearing on a complaint likely to bring the present guarantee into play must receive the prior approval of Mr. Samuel Triolet or Mr. Cerdini, representatives of the sellers.

The payment of any amount due by the sellers to the buyer or the company in the context of the present mechanism must be carried out:

     -    By the receiver, in amounts not exceeding the sums in his possession;
          or
     - By the sellers, in the amount requested in the legal action when it lies between the sums in the possession of the receiver and the maximum amount of compensation provided for in Paragraph 4.1 C, above.
     - within 15 days of the request made by the buyer in absence of a challenge to the legal standing of the request by the buyer, or in the event of a challenge to the legal standing of the buyer's request within a period of 15 days following a

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          court decision considered RES JUDICATA. By a court decision considered
          RES JUDICATA the parties understand any judgment on the substance of a case that allows of no appeal within the legal time limit, including any decision made by a court of appeals ruling on the substance of the case and itself giving rise to an appeal before the Court of Cassation. In the event of a Court of Cassation finding in favor of the sellers, the buyer would return the amounts already paid by the sellers in connection with the complaint, within a period of 15 days starting from the date of the court decision on that complaint, to which would be added the legal interest rate calculated as of the date on which the sellers paid out such sums.

4.2 DURATION

The present guarantee may be implemented:

     - Up to the expiration of time limits for taxes, Social Security contributions and customs duties, in connection with sums due for tax, Social Security and customs liabilities;
     - For the payment of all other sums that may prove to be payable, up to June 30, 2001,

beyond which time limits, the receipt of any complaint shall be without effect.

4.3 RECEIVER

For purposes of the present contract, the parties have named SCP Dalmais, Escoffier, Heuze, court bailiffs, 41 rue Paul Chenavard, 69282 Lyon Cedex 01, as receiver, in accordance with the terms of a legal document appearing in draft in Annex P.

ARTICLE 6. AGREEMENT NOT TO COMPETE

6.1 NON-COMPETITION

The parties note that an agreement not to compete is specified in labor contracts currently agreed to between some sellers and the buyer.

It is specified further that, in consideration of the present sale of shares, a reciprocal stability clause is specified in the employment contracts of Messrs. Samuel Triolet, Philippe Duby and Michel Cerdini.

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ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1 Notification

All notification messages, complaints, notices to comply and other communications related to the present contract must be sent by certified letter with return receipt, or by fax confirmed by certified letter with return receipt, addressed to:

CompleTel SAS
44, rue de Washington
75408 Paris Cedex 08

Fax: 01 53 53 83 84
Attn: Director, Legal Department

     --if sent to the buyer,

or to:

Messrs. Samuel Triolet and Michel Cerdini, representing the sellers choosing their domicile at:

Cabinet HSD Ernst & Young
Tour Cristal Parc
113, boulevard Stalingrad
69626 Villeurbanne Cedex

Fax: 04 72 44 18 20
Attn: Attorney Dominique Mussy

     --if sent to the sellers,

or to:

SCP Dalmais, Escoffier, Heuze
Associated Court Bailiffs
41, rue Paul Chenavard
69382 Lyons Cedex 01

Attn: Attorney Jean-Marie Dalmais

     --if sent to the receiver.

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The date of receipt of a notification or other communication will be the date of receipt of the certified letter with return receipt.

7.2 ANNEXES AND INTRODUCTION

All Annexes and the Introduction are integral parts of the present agreement; together with this agreement, they make a single, unique and indivisible whole.

7.3 JOINT AND SEVERAL LIABILITY, INACCESSIBILITY

The sellers explicitly acknowledge joint and several liability for the obligations contracted under the present agreement.

It is hereby expressly declared that the present guarantee is inaccessible and may not be transferred to any other company whatsoever.

7.4 EXPENSES, REGISTRATION, FORMAL ADMINISTRATIVE PROCEDURES

The two parties to the present contract each agree to bear the expenses and fees separately contracted by them, and those expenses and fees that may follow or result from them (excluding those contracted by the other party).

As regards registration fees, the sellers certify that the shares that are the subject of the present sale, were created as a means of remunerating contributions made to the company's capital. In addition, they certify that the present sale does not entail the dissolution of the company, nor do the shares confer enjoyment of real property rights.

The buyer agrees to assume responsibility for registration fees.

Mr. Samuel Triolet, Manager of the company, is invested with all powers needed to carry out the publication requirements mandated by law. Once the present sale has been duly accepted and communicated to the company via deposit of an original copy of the contract at the company's head office, the Manager shall draw up minutes certifying the definitive character of the modification of the bylaws.

7.5 APPLICABLE LAW, DISPUTES

The present agreement is governed by French law, which also governs its interpretation.

All disputes that may arise regarding the validity, interpretation, execution and/or failure to execute the present agreement, shall be submitted to the Commercial Court of Paris and to that court alone.

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Done at Lyons,

March 24, 1999

In two copies





     /s/                                /s/
   The Sellers                              The Buyer
Represented by:                         Represented by:
Mr. Samuel Triolet                      Mr. Jerome de Vitry










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